Exhibit-10.79
SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
     THIS SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of November ___, 2007, is entered into among WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation formerly known as Congress Financial Corporation (Western) (“Agent”), as administrative and collateral agent for the Lenders party to the Loan Agreement (as defined below) from time to time (“Lenders”), WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation formerly known as Congress Financial Corporation (Western), as a Lender (“Wachovia”), ROCKFORD CORPORATION, an Arizona corporation (“Borrower Agent”), and AUDIO INNOVATIONS, INC., an Oklahoma corporation (“AII” and together with Rockford, collectively, “Borrowers”).
RECITALS
     A. Agent, Wachovia, Wachovia Bank, National Association, as arranger, and Borrowers have previously entered into that certain Loan and Security Agreement dated March 29, 2004 as amended by the First Amendment to Loan and Security Agreement and Conditional Default Waiver dated as of June 10, 2004, the Second Amendment to Loan and Security Agreement dated as of December 30, 2004, the Third Amendment to Loan and Security Agreement dated as of August 31, 2005, the Fourth Amendment to Loan and Security Agreement and Consent dated as of March 21, 2006, the Fifth Amendment to Loan and Security Agreement dated as of August 31, 2006 and the Sixth Amendment to Loan and Security Agreement dated as of March 7, 2007 (the “Loan Agreement”), pursuant to which Wachovia has made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.
     B. Borrowers have requested Agent and Wachovia to amend the Loan Agreement in certain respects, and Agent and Wachovia are willing to accommodate such request on the terms and conditions set forth herein.
     C. Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or Lenders’ rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendments to Loan Agreement.
          (a) Permanent Reserve. The amount of the Reserve established pursuant to Section 1 of the First Amendment to Loan and Security Agreement and Conditional Default Waiver dated as of June 10, 2004, as amended by the Third Amendment to Loan and Security Agreement dated as of August 31, 2005 and the Fifth Amendment to Loan and Security Agreement dated as of August 31, 2006, is hereby reduced to One Million Dollars ($1,000,000). Such Reserve is a permanent Reserve under the Loan and Security Agreement and shall not be reduced or eliminated without the written consent of Agent, and will be referred to as the “Permanent Reserve”.
          (b) Eligible In Transit Inventory. The amount “One Million Dollars ($1,000,000)” in clause (m) of the definition of “Eligible Inventory” in Section 1.25 of the Loan Agreement (as amended by the Second Amendment to Loan and Security Agreement dated as of December 30, 2004) is hereby replaced with “Three Million Dollars ($3,000,000)”.
          (c) Eurodollar Rate Margin. The definition of “Eurodollar Rate Margin” in Section 1.34 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “1.34 ‘Eurodollar Rate Margin’ shall mean five percent (5.00%) per annum; provided, that, on December 1, 2007, then on January 1, 2008, and on the first day of each fiscal quarter (March 1, July 1, October 1 and January 1) thereafter, the Eurodollar Rate Margin shall be adjusted as follows based upon the average daily Excess Availability during the immediately preceding sixty (60) days as determined by Agent after giving effect to the Permanent Reserve:

Excess Availability	Eurodollar Rate Margin

Equal to or greater than $4,000,000	Two percent (2.00%)

Less than $4,000,000 but equal to or greater than $1,000,000	Two and one-half percent (2.50%)

Less than $1,000,000	Three percent (3.00%)”
          (d) Final Maturity Date. The definition of “Final Maturity Date” in Section 1.39 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “1.39 ‘Final Maturity Date’ shall mean March 24, 2011, as such date may be extended from year to year pursuant to Section 14.1(a) hereof.”
          (e) Letter of Credit Rate. The definition of “Letter of Credit Rate” in Section 1.56 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

     “1.56 ‘Letter of Credit Rate’ shall mean five percent (5.00%) per annum; provided, that, on December 1, 2007, then on January 1, 2008, and on the first day of each fiscal quarter (March 1, July 1, October 1 and January 1) thereafter, the Letter of Credit Rate shall be adjusted as follows based upon the average daily Excess Availability during the immediately preceding sixty (60) days as determined by Agent after giving effect to the Permanent Reserve:

Excess Availability	Eurodollar Rate Margin

Equal to or greater than $4,000,000	Two percent (2.00%)

Less than $4,000,000 but equal to or greater than $1,000,000	Two and one-half percent (2.50%)

Less than $1,000,000	Three percent (3.00%)”
          (f) Prime Rate Margin. The definition of “Prime Rate Margin” in Section 1.76 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “7.76 ‘Prime Rate Margin’ shall mean one percent (1.00%) per annum; provided, that, on December 1, 2007, then on January 1, 2008, and on the first day of each fiscal quarter (March 1, July 1, October 1 and January 1) thereafter, the Prime Rate Margin shall be adjusted as follows based upon the average daily Excess Availability during the immediately preceding sixty (60) days as determined by Agent after giving effect to the Permanent Reserve:

Excess Availability	Eurodollar Rate Margin

Equal to or greater than $4,000,000	Zero percent (0.00%)

Less than $4,000,000 but equal to or greater than $1,000,000	One-half of one percent (0.50%)

Less than $1,000,000	One percent (1.00%)”
          (g) Eurodollar Rate Loans. Clause (v) of Section 3.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “(v) each Eurodollar Rate Loan must be in the amount of One Million Dollars ($1,000,000) or an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof,”
          (h) Servicing Fee. The amount “Four Thousand Dollars ($4,000)” in Section 3.4 of the Loan Agreement is hereby replaced with “Two Thousand Dollars ($2,000)”.

          (i) Unused Line Fee. The percentage “three-eighths of one percent (0.375%)” in Section 3.5 of the Loan Agreement is hereby replaced with “one-quarter of one percent (0.25%)”.
          (j) Inventory Appraisals. Clause (d) of Section 7.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “(d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period if the average daily Excess Availability after giving effect to the Permanent Reserve exceeded $3,000,000 during the sixty (60) days immediately preceding the subject request by Agent, and no more than two (2) times in any twelve (12) month period if the average daily Excess Availability after giving effect to the Permanent Reserve was equal to or less than $3,000,000 during the sixty (60) days immediately preceding the subject request by Agent, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent full written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;”
          (k) EBITDA. Section 9.17.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
     “9.17.1 EBITDA. Borrowers and their Subsidiaries, on a consolidated basis, shall earn EBITDA, during each period of twelve (12) consecutive months ending on the last day of any fiscal quarter, of not less than $4,000,000. Notwithstanding the foregoing, if on the last day of any of the foregoing periods, the Excess Availability before giving effect to the Permanent Reserve, minus the sum of (a) all of the Borrowers’ trade payables that are then more than thirty (30) days past due, plus (b) all of the Borrowers’ obligations and liabilities (other than trade payables) that are then past due, exceeds $3,000,000, then Borrowers will not be required to comply with the foregoing minimum consolidated EBITDA covenant for the specific period then ending.
     For the purposes hereof, ‘EBITDA’ shall mean the net income of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP consistently applied, but excluding any extraordinary or one-time gains, plus (a) depreciation, amortization and other non-cash charges (to the extent deducted in the computation of such net income), plus (b) Interest Expense (to the extent deducted in the computation of such net income), plus (c) charges for federal, state, local and foreign income taxes (to the extent deducted in the computation of such income).”
          (l) Early Termination Fee. Clauses (i) and (ii) of Section 14.1(c) of the Loan Agreement are hereby amended and restated to read in their entirety, and a new clause (iii) is hereby added to read in its entirety, as follows:

“(i) One percent (1.00%) of the Maximum Credit	On or before March 24, 2009

(ii) One-half of one percent (0.50%) of the Maximum Credit	After March 24, 2009 but on or before March 24, 2010

(iii) Zero	After March 24, 1010.”
     2. Consent.
          (a) Notwithstanding anything to the contrary contained in Sections 9.10 and 9.11 of the Loan Agreement, Agent and Wachovia hereby consent to Borrower Agent fully or partially paying the principal balances owing on its 4.5% Convertible Senior Subordinated Secured Notes due 2009 and to Borrower Agent redeeming, purchasing or otherwise acquiring its Capital Stock, in consideration of its cash payments not to exceed $1,500,000 in the aggregate, provided that in each case, (a) the Excess Availability, after giving effect to the Permanent Reserve and any such payment, would be greater than $1,000,000 and (b) no Default or Event of Default has occurred and is continuing or would result therefrom. The foregoing consent shall apply only to the specific transactions described above and shall be subject to the conditions set forth above, and in all other respects, Agent and Lenders shall reserve and preserve their rights to require the Borrowers’ strict compliance with Sections 9.10 and 9.11 of the Loan Agreement and all other terms and provisions of the Financing Agreements.
          (b) Notwithstanding anything to the contrary contained in the Loan Agreement or in any Guaranty and Security Agreement dated March 29, 2004 (a “Guaranty”), Agent and Wachovia hereby acknowledge that in order to simplify its corporate structure Borrower Agent is in the process of dissolving each of its subsidiaries, including AII and each Guarantor. Borrower Agent has determined that such subsidiaries no longer hold material assets and serve no continuing business purpose. Borrower Agent confirms and represents that, upon such dissolution, Borrower Agent will succeed to all of the assets of AII and each Guarantor and will assume all obligations to Agent and Lenders of AII and each Guarantor. In consideration of such confirmation and representation, Agent and Wachovia consent to the dissolution of the subsidiaries, including AII and each Guarantor. Upon completion of the dissolutions, the Loan Agreement is amended to remove each reference to AII and each Guarantor, so that all references to “Borrowers” will refer solely to Borrower Agent as the sole remaining entity in Borrower Agent’s corporate organization, and each Guaranty of the Guarantors is terminated and merged into the Loan Agreement.
     3. Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective.
          (a) Amendment; Acknowledgement. This Amendment and the attached Acknowledgement by Guarantors, each fully executed in a sufficient number of counterparts for distribution to all parties.

          (b) Amendment Fee. An amendment fee in the amount of Fifty Thousand Dollars ($50,000), which fee shall be paid to Agent by Borrowers on or before the date hereof and is fully earned as of the date hereof.
          (c) Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must be true and correct.
          (d) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.
     4. Representations and Warranties. Each Borrower represents and warrants as follows:
          (a) Authority. Such Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by such Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.
          (b) Enforceability. This Amendment has been duly executed and delivered by such Borrower. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect.
          (c) Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.
          (d) Due Execution. The execution, delivery and performance of this Amendment are within the power of such Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on such Borrower.
          (e) No Default. No event has occurred and is continuing that constitutes an Event of Default.
     5. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.
     6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
     7. Reference to and Effect on the Financing Agreements.
          (a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.
          (b) Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent and Lenders.
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.
          (d) To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.
     8. Integration. This Amendment and the Loan Agreement as amended, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
     9. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

ROCKFORD CORPORATION
By:
Name:
Title:

AUDIO INNOVATIONS, INC.
By:
Name:
Title:

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and as a Lender
By:
Name:
Title:

ACKNOWLEDGEMENT BY GUARANTORS
Dated as of November      , 2007
     Each of the undersigned, being a guarantor (each a “Guarantor” and collectively, the “Guarantors”) under their Guaranty and Security Agreement dated March 29, 2004, made in favor of Agent and Lenders (as amended, modified or supplemented, the “Guaranty”) hereby acknowledges and agrees to the foregoing Seventh Amendment to Loan and Security Agreement (the “Amendment”) and confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in the Guaranty to the Loan Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Loan Agreement”, shall mean and be a reference to the Loan Agreement as amended or modified by the Amendment. Although Lender has informed Guarantors of the matters set forth above, and Guarantors have acknowledged the same, each Guarantor understands and agrees that Lender has no duty under the Loan Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

ROCKFORD SINGAPORE CORPORATION
By:
Name:
Title:

ROCKFORD SALES.COM, INC.
By:
Name:
Title:

MB QUART SHANGHAI, INC.
By:
Name:
Title: